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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

CONSOLIDATED

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Six Months Ended June 30, 1996
- ------------------------------
(in thousands)
1.    Income from continuing operations before extraordinary items and                                    $  425,662
      income taxes..............................................................................          ==========

2.    Fixed charges of continuing operations:

      A.   Interest expense (excluding interest on deposits), amortization of debt issuance costs and one-third of rental expenses, net of income
           from subleases.......................................................................          $  167,935
      B.   Interest on deposits.................................................................             422,420
                                                                                                          ----------
      C.   Total fixed charges (line 2A + line 2B)..............................................          $  590,355
                                                                                                          ==========
3.    Income from continuing operations before extraordinary items and income taxes, plus total fixed charges of continuing operations:

      A.   Excluding interest on deposits (line 1 + line 2A)....................................          $  593,597
                                                                                                          ==========
      B.   Including interest on deposits (line 1 +  line 2C)...................................          $1,016,017
                                                                                                          ==========
4.    Ratio of earnings (as defined) to fixed charges:

      A.   Excluding interest on deposits (line 3A/line 2A).....................................                3.53x
      B.   Including interest on deposits (line 3B/line 2C).....................................                1.72x
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